July 24, 2012

First Busey Announces 2012 Second Quarter Earnings

Champaign, IL – (Nasdaq: BUSE)

Message from our President & CEO

First Busey Corporation’s net income for the second quarter of 2012 was $4.9 million and net income available to common stockholders was $4.0 million, or $0.05 per fully-diluted common share, as compared to net income of $7.4 million and net income available to common stockholders of $6.2 million, or $0.07 per fully-diluted common share, for the second quarter of 2011. In comparison, the Company reported net income for the first quarter of 2012 of $7.6 million and net income available to common stockholders of $6.7 million, or $0.08 per fully-diluted common share.

The Company’s 2012 year-to-date net income through June 30 was $12.5 million and net income available to common stockholders was $10.7 million, or $0.12 per fully diluted share, compared to net income of $16.6 million, and net income available to common stockholders of $13.5 million, or $0.16 per fully diluted share, for the comparable period of 2011.

Changes in net income between comparative periods were influenced by seasonal changes in agriculture-based products, large gains on the Company’s private equity funds in the first quarter of 2012, one-time expenses, and increased investments in 2012 to support future balance sheet strength, profitability and growth. In addition, our 2012 results were impacted positively by our exit from the TARP program in August 2011, which reduced the year-to-date cost of preferred stock dividends by $0.7 million and the second quarter cost by $0.4 million. Also contributing to our lower year-to-date cost of preferred stock dividends was the March 2011 conversion of our Series B preferred stock, which had $0.5 million of associated preferred dividend costs in the first quarter of 2011. These reductions in preferred stock dividends favorably impacted net income available to common stockholders in 2012.

Our previously announced loan growth initiative began showing positive results late in the second quarter and gross loan balances ended the quarter at $2.02 billion, which reflected an increase of $15.8 million over the prior quarter-end.  Growth occurred in targeted portfolios with positive changes in mix.  Commercial & Industrial loans grew $21.4 million while Commercial Real Estate and Construction loans declined $12.6 million in the aggregate. Loans related to residential real estate also rose $7.2 million, including $5.6 million in loans held for sale.  Loans with the strongest risk grades exhibited positive growth, while loans with weaker grades declined during the quarter1.

    Our non-interest bearing deposits of $555.6 million at June 30, 2012 grew from $503.1 million at December 31, 2011 and $447.7 million at June 30, 2011. Furthermore, our core deposits of $2.7 billion at June 30, 2012 increased from $2.5 billion at December 31, 2011 and June 30, 2011. In addition, as of June 30, 2012, our services per household increased to five services per household, which is approximately 5% greater than June 30, 2011. We believe this growth is indicative of the success of our B5 relationship sales model, which includes improved cross-sales to our customer base.

At the end of the second quarter of 2012, Busey Bank continued to exceed the capital adequacy requirements necessary to be considered “well-capitalized” under the regulatory guidance. Additionally, Tangible Common Equity (TCE) increased to $313.0 million at June 30, 2012 from $310.4 million at March 31, 2012 and $298.6 million at June 30, 2011. TCE represented 8.96% of tangible assets at June 30, 2012 compared to 8.85% at March 31, 2012 and 8.68% at June 30, 2011.

On July 27, 2012, we will pay a cash dividend of $0.04 per common share to stockholders of record as of July 20, 2012.  The Company has an uninterrupted history of paying quarterly dividends to its common stockholders since 1998, when it first began trading on the NASDAQ exchange.

1A detailed description of the loan grading policy can be found in the Company's Annual Report on Form 10-K for the year ended December 31, 2011.

Asset Quality:  While much internal focus is currently being directed toward organic growth, our commitment to credit quality remains strong, as evidenced by another quarter of positive trends across a range of credit indicators. We expect to maintain gradual improvement in our overall asset quality during 2012; however, this continues to be dependent upon market-specific economic conditions.  The key metrics are as follows:

•	Non-performing loans decreased to $33.8 million at June 30, 2012 from $34.1 million at March 31, 2012 and $38.5 million at December 31, 2011.

o	Illinois/Indiana non-performing loans decreased to $25.3 million at June 30, 2012 from $25.6 million at March 31, 2012 and $27.7 million at December 31, 2011.
o	Florida non-performing loans of $8.5 million at June 30, 2012 remained consistent with the amount recorded at March 31, 2012, but decreased from $10.8 million at December 31, 2011.

•
Loans 30-89 days past due decreased to $4.2 million at June 30, 2012 from $15.9 million at March 31, 2012 and $4.7 million at December 31, 2011.  As discussed in our prior period release, the primary reason for the increase in the first quarter of 2012 related to two large commercial credits which have since been sold or reclassified to non-performing.

•	Other non-performing assets, primarily consisting of other real estate owned, decreased to $7.8 million at June 30, 2012 from $8.7 million at March 31, 2012 and $8.5 million at December 31, 2011.
•	The ratio of non-performing assets to total loans plus other non-performing assets at June 30, 2012 decreased to 2.05% from 2.13% at March 31, 2012 and 2.28% at December 31, 2011.
•	The allowance for loan losses to non-performing loans ratio decreased to 150.42% at June 30, 2012 from 157.75% at March 31, 2012 and 151.91% at December 31, 2011.
•	The allowance for loan losses to total loans ratio decreased to 2.52% at June 30, 2012 compared to 2.68% at March 31, 2012 and 2.85% at December 31, 2011.
•
Net charge-offs of $7.5 million recorded in the second quarter of 2012 were lower than the $9.7 million recorded in the first quarter of 2012 and the $10.4 million recorded in the fourth quarter of 2011.

•	Provision expense decreased to $4.5 million in the second quarter of 2012 from $5.0 million recorded in both the first quarter of 2012 and the fourth quarter of 2011.

    Operating Performance:  We made great progress in 2011 to strengthen our balance sheet, and the Company is dedicated to continuing efforts actively underway to support organic growth. Our business outreach across our footprint has increased substantially, and we are encouraged by the volumes building in our loan pipeline and the new loan growth experienced in the second quarter of 2012.

    While our expenses increased as we continued to build out the infrastructure to support our growth strategy, we were able to maintain stable revenue generation through diversified sources during the quarter. Total revenue, net of interest expense and security gains, for the second quarter of 2012 was $41.0 million, compared to $43.6 million for the first quarter of 2012 and $41.6 million for the second quarter of 2011. Net of private equity fund gains of $2.1 million recorded in the first quarter of 2012, revenue was relatively steady on both a linked-quarter and year-over-year basis. Quarterly revenue was further impacted by seasonal changes in agriculture-based trust fees, declining by $1.4 million on a linked quarter basis in 2012.

    Total revenue for the first six months of 2012 was $84.6 million as compared to $85.5 million for the same period of 2011. Non-interest income revenue sources are helping offset declines in net interest income arising from slow asset growth and continuing margin pressure. Revenues from trust, brokerage and commissions, and remittance processing activities, which are primarily generated through Busey Wealth Management and FirsTech, represent 43% of non-interest income and approximately one third of total net income to the Company, providing a balance to traditional banking activities in a slow growth economy.

    Busey Wealth Management’s net income of $1.0 million for the second quarter of 2012 increased from $0.9 million for the first quarter of 2012, and was consistent with the amount earned in the second quarter of 2011. Busey Wealth Management’s net income for the first six months of 2012 was $1.9 million as compared to $1.7 million for the first six months of 2011. FirsTech’s net income of $0.2 million for the second quarter of 2012 decreased from $0.3 million for the first quarter of 2012 and $0.4 million for the second quarter of 2011.
    FirsTech’s net income for the first six months of 2012 was $0.5 million as compared to $0.9 million for the same period of 2011.

    Other specific areas of operating performance are detailed as follows:

•
Net interest income declined to $25.3 million in the second quarter of 2012 compared to $25.7 million in the first quarter of 2012 and $27.8 million in the second quarter of 2011. Net interest income for the first six months of 2012 was $51.0 million compared to $56.2 million for the same period of 2011. Net interest income declines were driven by decreases in average loan volumes, which have prompted recent initiatives to guide quality asset growth. Additional liquidity generated by our growing deposit base has primarily been deployed into our investment portfolio.

•
Net interest margin decreased to 3.21% for the second quarter of 2012 as compared to 3.31% for the first quarter of 2012 and 3.54% for the second quarter of 2011.  The net interest margin for the first six months of 2012 decreased to 3.26% compared to 3.54% for the same period of 2011.  The Company continues to experience downward pressure on its yield on interest-earning assets resulting from a protracted period of historically low rates and heightened competition for assets, which is being experienced throughout the banking industry.

•
Driven by strong loan production, an active market for refinancing and positive momentum in the home purchase market, gains on sales of residential mortgage loans increased to $3.3 million in the second quarter of 2012 compared to $2.4 million in the first quarter of 2012 and $1.8 million in the second quarter of 2011. During the first six months of 2012, gains on sales of mortgage loans increased to $5.7 million from $4.5 million for the first six months of 2011.

•
Other non-interest income declined to $1.4 million in the second quarter of 2012 compared to $3.4 million in the first quarter of 2012, but increased from $0.8 million in the second quarter of 2011. Other non-interest income for the first six months of 2012 increased to $4.8 million from $2.0 million for the comparable period of 2011. As discussed in the prior period release, the Company recorded a net gain of $2.1 million in the first quarter of 2012 from income earned on private equity funds. The majority of this gain was non-ordinary; therefore, a decline in non-interest income for the second quarter of 2012 had been expected. Increases in other non-interest income from the second quarter of 2011 were primarily attributable to current quarter gains of $0.2 million in private equity funds and $0.2 million in the cash surrender value of BOLI policies, as well as a loss of $0.2 million on the sale of fixed assets recorded during the comparable period in 2011.

•
Salaries and wages and employee benefits increased to $16.3 million in the second quarter of 2012 compared to $15.0 million in the first quarter of 2012 and $12.5 million in the second quarter of 2011. In the first six months of 2012, salaries and wages and employee benefits totaled $31.3 million as compared to $24.9 million for the same period of 2011. These expenses were at a four-year low in the first six months of 2011, and the planned increase in 2012 represents the investment in talent to drive future business expansion as discussed in prior earnings releases. The primary investment is related to our commercial banking segment to support profitable asset growth through value-added services to commercial clients in our existing and surrounding footprint. Busey Wealth Management has undertaken a similar strategy to support a diversified revenue stream and expanded client service capabilities. One-time charges during the quarter related to insurance and other benefits also increased expenses by approximately $0.3 million.

•
Total non-interest expense was impacted favorably by a decline in regulatory expense as a result of a change in the FDIC’s rate assessment methodology. Regulatory expense for the second quarter of 2012 declined to $0.6 million from $1.3 million for the second quarter of 2011. For the first six months of 2012, regulatory expense was $1.2 million as compared to $3.2 million for the same period of 2011.  In addition, various other expenses rose during the second quarter of 2012 by approximately $0.7 million compared to the first quarter of 2012 and the second quarter of 2011 from one-time charges related to other real estate owned and strategic technology initiatives.

•
Our quarterly efficiency ratio increased to 69.68% for the second quarter of 2012 from 59.79% for the first quarter of 2012 and 57.80% for the second quarter of 2011 due to planned expense increases as part of our growth strategy and the one-time charges discussed in the preceding paragraphs. The efficiency ratio for the first six months of 2012 was 64.59%, as compared to 56.81% for the same period of 2011. Peer data from Federal Reserve system sources suggests that the Company has historically compared favorably to similarly-sized companies in terms of efficiency ratios, with averages for peers ranging between 65% and 67% during 2011 and the first quarter of 2012.

Overview and Strategy:

Our results this quarter reflect the culmination of months of planning and focused effort to retool our teams and rebuild our balance sheet in constructive ways for the long-term benefit of the Company.  We understood that this commitment would require the deployment of capital to support our investment in the future, and earnings thus far in 2012 have aligned with estimates of the short-term effects of our long-term strategy.

Positive changes are occurring in our balance sheet, with the initial inflection of loan volumes in areas specifically targeted for growth and the consistent strengthening in our mix of funding through non-interest bearing deposits.  Capital and asset quality continue to trend favorably, and the marriage of old competencies and new is melding together to create a more diverse organization.

We have embraced forward-looking practices regarding sustainability and were recently awarded certification through the Illinois Green Business Association (IGBA), a non-profit organization dedicated to helping business reduce their ecological footprint by attaining certification.  To date, Busey is the largest organization to earn this achievement through the IGBA.  Environmentally responsible business reduces costs and renews our commitment as a good steward to our communities.

Early stage success in building a stronger balance sheet structure is generally a positive leading indicator for future profitability. We are realistic that our strategies will take time to produce results and are working diligently to expand fee-based aspects of our business to counter headwinds the industry is collectively facing due to pressures on net interest margins.

As we move forward into future phases of our strategic evolution, we thank our associates for their efforts, our customers for their business and you, our stockholders, for your continued support of Busey.

\s\ Van A. Dukeman

President & Chief Executive Officer

    First Busey Corporation

SELECTED FINANCIAL HIGHLIGHTS
(dollars in thousands, except per share data)
		As of and for the			As of and for the
		Three Months Ended			Six Months Ended
		June 30,	March 31,	June 30,	June 30,	June 30,
		2012	2012	2011	2012	2011
EARNINGS & PER SHARE DATA
	Net income	$ 4,888	$ 7,643	$ 7,447	$ 12,531	$ 16,557
	Income available to common stockholders1	3,980	6,735	6,164	10,715	13,498
	Revenue2	40,980	43,578	41,587	84,558	85,475
	Fully-diluted earnings per share	0.05	0.08	0.07	0.12	0.16
	Cash dividends paid per share	0.04	0.04	0.04	0.08	0.08

	Net income by operating segment
	Busey Bank	$ 4,187	$ 6,030	$ 7,096	$ 10,217	$ 15,916
	Busey Wealth Management	1,004	863	974	1,867	1,668
	FirsTech	244	265	422	509	872

AVERAGE BALANCES
	Assets	$ 3,521,800	$ 3,465,407	$ 3,491,237	$ 3,493,603	$ 3,540,399
	Earning assets	3,239,363	3,183,248	3,209,961	3,211,305	3,251,797
	Deposits	2,878,173	2,815,795	2,823,136	2,846,984	2,860,618
	Interest-bearing liabilities	2,559,924	2,526,097	2,569,520	2,543,010	2,611,737
	Stockholders' equity - common	340,575	337,665	325,608	339,120	307,641
	Tangible stockholders' equity - common	305,012	301,274	286,586	303,143	268,176

PERFORMANCE RATIOS
	Return on average assets3	0.45%	0.78%	0.71%	0.62%	0.77%
	Return on average common equity3	4.70%	8.02%	7.59%	6.35%	8.85%
	Return on average tangible common equity3	5.25%	8.99%	8.63%	7.11%	10.15%
	Net interest margin3	3.21%	3.31%	3.54%	3.26%	3.54%
	Efficiency ratio4	69.68%	59.79%	57.80%	64.59%	56.81%
	Non-interest income as a % of total revenues2	38.33%	41.03%	33.05%	39.72%	34.26%

ASSET QUALITY
	Gross loans	$ 2,021,931	$ 2,006,157	$ 2,168,240
	Allowance for loan losses	50,866	53,835	69,329
	Net charge-offs	7,469	9,671	10,520	17,140	16,709
	Allowance for loan losses to loans	2.52%	2.68%	3.20%
	Allowance as a percentage of non-performing loans	150.42%	157.75%	128.94%
	Non-performing loans
	Non-accrual loans	33,760	33,763	52,456
	Loans 90+ days past due	57	363	1,314
	Geographically
	Illinois/ Indiana	25,365	25,675	34,260
	Florida	8,452	8,451	19,510
	Loans 30-89 days past due	4,240	15,930	17,057
	Other non-performing assets	7,783	8,719	6,855

1	Net income, net of preferred dividends and discount accretion
2	Total revenue, net of interest expense and security gains
3	Quarterly ratios annualized and calculated on net income available to common stockholders
4	Net of security gains and intangible charges

Condensed Consolidated Balance Sheets
(Unaudited, in thousands, except per share data)	June 30,	December 31,	June 30,
	2012	2011	2011
Assets
Cash and due from banks	$320,349	$315,053	$357,193
Investment securities	980,785	831,749	742,793
Net loans, including loans held for sale	1,971,065	1,992,838	2,098,911
Premises and equipment	70,119	69,398	71,162
Goodwill and other intangibles	35,050	36,704	38,474
Other assets	147,355	156,380	162,355
Total assets	$3,524,723	$3,402,122	$3,470,888

Liabilities & Stockholders' Equity
Non-interest bearing deposits	$555,560	$503,118	$447,650
Interest-bearing deposits	2,339,550	2,260,336	2,366,191
Total deposits	$2,895,110	$2,763,454	$2,813,841

Securities sold under agreements to repurchase	119,115	127,867	126,796
Long-term debt	14,417	19,417	19,834
Junior subordinated debt owed to unconsolidated trusts	55,000	55,000	55,000
Other liabilities	26,234	27,117	25,641
Total liabilities	$3,109,876	$2,992,855	$3,041,112
Total stockholders' equity	$414,847	$409,267	$429,776
Total liabilities & stockholders' equity	$3,524,723	$3,402,122	$3,470,888

Per Share Data
Book value per common share	$3.95	$3.89	$3.81
Tangible book value per common share1	$3.55	$3.46	$3.36
Ending number of common shares outstanding	86,631	86,617	86,597

1 Total common equity less goodwill and other intangibles divided by shares outstanding as of period end

Condensed Consolidated Statements of Operations
(Unaudited, in thousands, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Interest and fees on loans	$24,512	$29,173	$50,038	$59,681
Interest on investment securities	4,713	4,700	9,283	9,098
Total interest income	$29,225	$33,873	$59,321	$68,779

Interest on deposits	3,318	4,820	7,066	10,079
Interest on short-term borrowings	85	110	172	231
Interest on long-term debt	220	486	446	982
Junior subordinated debt owed to unconsolidated trusts	328	616	665	1,299
Total interest expense	$3,951	$6,032	$8,349	$12,591

Net interest income	$25,274	$27,841	$50,972	$56,188
Provision for loan losses	4,500	5,000	9,500	10,000
Net interest income after provision for loan losses	$20,774	$22,841	$41,472	$46,188

Trust fees	4,090	3,757	9,285	8,305
Commissions and brokers' fees	564	479	1,070	920
Fees for customer services	4,316	4,523	8,508	8,852
Remittance processing	2,111	2,403	4,278	4,784
Gain on sales of loans	3,256	1,835	5,669	4,467
Net security gains (losses)	64	-	64	(2)
Other	1,369	749	4,776	1,959
Total non-interest income	$15,770	$13,746	$33,650	$29,285

Salaries and wages	13,148	10,028	25,259	19,588
Employee benefits	3,122	2,506	6,018	5,265
Net occupancy expense	2,156	2,136	4,361	4,551
Furniture and equipment expense	1,310	1,340	2,582	2,664
Data processing expense	2,639	2,170	4,798	4,280
Amortization expense	827	884	1,654	1,768
Regulatory expense	620	1,308	1,246	3,155
OREO expense	510	135	515	347
Other operating expenses	5,447	4,678	10,548	9,232
Total non-interest expense	$29,779	$25,185	$56,981	$50,850

Income before income taxes	$6,765	$11,402	$18,141	$24,623
Income taxes	1,877	3,955	5,610	8,066
Net income	$4,888	$7,447	$12,531	$16,557
Preferred stock dividends and discount accretion	$908	$1,283	$1,816	$3,059
Income available for common stockholders	$3,980	$6,164	$10,715	$13,498

Per Share Data
Basic earnings per common share	$0.05	$0.07	$0.12	$0.16
Fully-diluted earnings per common share	$0.05	$0.07	$0.12	$0.16
Diluted average common shares outstanding	86,637	86,617	86,633	84,001

Corporate Profile

First Busey Corporation is a $3.5 billion financial holding company headquartered in Champaign, Illinois. Busey Bank, First Busey Corporation’s wholly-owned bank subsidiary, is headquartered in Champaign, Illinois and has thirty-one full service and four limited service banking centers serving Illinois, a full service banking center in Indianapolis, Indiana, and seven full service banking centers serving southwest Florida.  Busey Bank had total assets of $3.5 billion as of June 30, 2012.

Busey Wealth Management is a wholly-owned subsidiary of First Busey Corporation. Through Busey Trust Company, Busey Wealth Management provides asset management, investment and fiduciary services to individuals, businesses and foundations.  As of June 30, 2012, Busey Wealth Management managed approximately $4.0 billion in assets.

Through Busey Bank, First Busey Corporation owns a retail payment processing subsidiary, FirsTech, Inc., which processes over 22 million transactions per year through online bill payments, lockbox processing and walk-in payments through its 3,100 agent locations in 38 states.

Busey Bank also provides electronic delivery of financial services through its website, www.busey.com.

Contact:
David B. White, CFO
217-365-4047

Special Note Concerning Forward-Looking Statements
This document may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions.  Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements.  These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of any future terrorist threats or attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the extensive regulations to be promulgated thereunder); (iv) changes in interest rates and prepayment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.